Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This purchase and sale agreement (this “Agreement”) is made as of this 10th day of October, 2014.

1. PARTIES: Sycamore Networks, Inc., of 220 Mill Road, Chelmsford, Massachusetts 01824, hereinafter called the Seller, agrees to sell and Princeton Tyngsboro Commons LLC (or such other entity to be established by the undersigned Walter K. Eriksen, Jr., James Patierno, and Princeton Development, LLC), hereinafter called the Buyer or Purchaser, or its nominee, agrees to buy, upon the terms hereinafter set forth, the following described premises.

2. DESCRIPTION OF PREMISES: That certain parcel of land, consisting of 102.3 acres, more or less, located off of Westford Road, Tyngsborough, Massachusetts and shown as Lots 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and Green Space A on a plan of land entitled “Definitive Plan, Vesper Executive Park Subdivision of Land in Tyngsboro, Mass.” Dated December 11, 1987, revised March 1, 1988, prepared by Dana F. Perkins & Assoc., Inc. and recorded with the Middlesex North District Registry of Deeds in Plan Book 166, Plan 53, being the land described in a 2 deeds recorded with the Middlesex North Registry of Deeds at Book 11142, Page 333 and Book 11142, Page 339, together with the improvements thereon and all easements, appurtenances and all right title and interest in and to Potash Road, including the right to pass and re-pass and use Potash Road as roads and ways are used in the Town of Tyngsboro, but excluding (i) Parcel A on a plan entitled “Resubdivision Plan of Land, 26A Westford Road, Tyngsboro, MA,” dated September 16, 2009, prepared by Dana F. Perkins, Inc. and recorded with the Middlesex North District Registry of Deeds in Plan Book 230, Plan 89, and (ii) Parcel A on a plan entitled “Plan of Land in Tyngsboro, Massachusetts, Old Tyng Road,” dated October 25, 2010, prepared by Land Engineering & Environmental Services, Inc. and recorded with the Middlesex North District Registry of Deeds in Plan Book 233, Plan 51 (hereinafter the “premises”). The premises are also identified as Lots 1, 2, 3 and Remainder (Area =98.6 ± ac) on a plan of land entitled “Plan of Land in Tyngsboro, Massachusetts, #50 Westford Road,” dated August 22, 2014, prepared by Land Engineering & Environmental Services, Inc. and recorded with the Middlesex North District Registry of Deeds in Plan Book 238, Plan 102.

3. TITLE DEED. Said premises are to be conveyed by a good and sufficient quitclaim deed (the “Deed”) running to the Buyer, or to a nominee designated by the Buyer by written notice to the Seller at least 7 days before the deed is to be delivered as provided herein, provided that any such nominee shall be an entity in which Buyer maintains a controlling equity interest, and said deed shall convey a good and clear record and marketable title thereto, free from encumbrances, except:

(a)	Provisions of existing building and zoning laws;

(b)	Such taxes for the then current year as are not due and payable on the date of the delivery of such deed;

(c)	Any liens for municipal betterments assessed prior to or after the date of this agreement, and any Sewage Betterment Assessment which may be assessed prior to the closing (as described in Section 14 hereof);

(d)	Easements, restrictions, reservations, encumbrances and other matters of record, if any, existing as of the date of this Agreement or first appearing on record after the date of this Agreement, so long as they do not materially interfere with the proposed use of the premises for the development of a solar field, residential, commercial, recreational and industrial uses as set forth in the MEPA permitting materials (EEA Number 14592); and

(e)	Easements, restrictions, reservations, encumbrances and other matters of record, if any, which have been deemed to be accepted by Buyer pursuant to Section 35 herein.

4. PLANS: If said deed refers to a plan necessary to be recorded therewith, the Seller shall deliver such plan with the deed in form adequate for recording.

5. Intentionally omitted.

6. PURCHASE PRICE: The agreed purchase price for said premises is TWO MILLION FIVE HUNDRED THOUSAND and 00/100 U.S. DOLLARS ($2,500,000.00) of which:

$ 50,000.00	to be paid to the Escrow Agent simultaneously with Buyer’s execution of this Agreement as a non-refundable deposit to be credited to the purchase price at closing;

$ 50,000.00	to be paid to the Escrow Agent on or before December 1, 2014 as a nonrefundable deposit to be credited towards the Purchase Price; and

$2,400,000.00	is to be paid at the delivery of the deed by wire transfer to Seller’s bank account, certified check or bank check, subject to adjustment with respect to any additional deposit described in Paragraph 7 below. Funds to be released upon the recording of the Deed.

$2,500,000.00	Total

ALL DEPOSITS PAID UNDER THIS AGREEMENT SHALL BE NON-REFUNDABLE AND CREDITED TOWARDS THE PURCHASE PRICE EXCEPT AS SPECIFICALLY SET FORTH TO THE CONTRARY IN THIS AGREEMENT.

7. TIME FOR PERFORMANCE. DELIVERY OF DEED. Title shall be conveyed on or before December 31, 2014, subject to the provisions below; provided, however the time for closing may be set at an earlier date if both the Buyer and Seller so elect in a mutually executed written instrument. In the event the Buyer is unable to close on or before December 31, 2014, the Buyer may, in their sole and absolute discretion, without any obligation to do so, pay an additional deposit in the amount of $100,000.00 whereupon the Seller agrees that the Closing date shall be extended to February 27, 2015. If the Closing does not take place on or before February 27, 2015 (or if the Closing does not occur by December 31, 2014 and Buyer has failed to pay the additional deposit), Seller may, in its sole and absolute discretion, elect to terminate this Agreement by giving written notice to the Buyer at which time all obligations of the parties shall cease and this Agreement shall be deemed void and without recourse to the parties hereto and Seller shall be entitled to retain the full amount of the funds deposited hereunder. The closing shall take place at the Buyer’s counsel’s office unless otherwise agreed upon in writing. It is agreed that time is of the essence of this agreement.

8. POSSESSION AND CONDITIONS OF PREMISES. Full possession of said premises free of all tenants and occupants, except as herein provided, is to be delivered at the time of the delivery of the Deed, said premises to be then (a) in the same condition as they now are, reasonable use and wear thereof excepted, and (b) not in material violation of any building and zoning laws; and (c) in compliance with the material provisions of any instrument referred to herein.

9. EXTENSION TO PERFECT TITLE OR MAKE PREMISES CONFORM. If the Seller shall be unable to give title or to make conveyance, or to deliver possession of the premises, all as herein stipulated, or if at the time of delivery of the Deed the premises do not conform with the provisions thereof, then the Seller shall use reasonable efforts to remove any defects in title, or to deliver possession as provided herein, or to make the premises conform to the provisions hereof, as the case may be, in which event the time for performance hereof shall be extended for a period of up to thirty (30) days; provided, however, that Seller shall not be obligated to spend more than $10,000 to cure any such defects, exclusive of voluntary liens.

10. FAILURE TO PERFECT TITLE OR MAKE PREMISES CONFORM, ETC. If at the expiration of the extended time, the Seller has failed to remove any defects in title which it is required to remove, deliver possession, or make the premises conform, then any payments made under this agreement (notwithstanding their designation as “nonrefundable deposits”) shall be forthwith refunded to the Buyer and all other obligations of all parties hereto shall cease, and this agreement shall be void without recourse to the parties hereto.

11. BUYER’S ELECTION TO ACCEPT TITLE. The Buyer shall have the election, at either the original or any extended time for performance, to accept such title as the Seller can deliver to the said premises in their then condition and to pay therefor the purchase price without deduction, in which case the Seller shall convey such title.

12. ACCEPTANCE OF DEED. The acceptance and recording of a deed by the Buyer or nominee, as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the terms hereof, to be performed after the delivery of said deed except instruments, such as discharges from institutional lenders, which are customarily recorded within a reasonable time after closing, in accordance with the Massachusetts Real Estate Bar Association standards.

13. USE OF MONEY AND CLEAR TITLE. To enable the Seller to make conveyance as herein provided, the Seller may, at the time of delivery of the deed, use all the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments so procured are recorded simultaneously with the delivery of said deed, or that the usual and customary arrangements are made for the securing and recording of such instruments.

14. ADJUSTMENTS. Taxes, if any, for the then current fiscal year shall be apportioned as of the day of performance of this agreement and the net amount thereof shall be added to or deducted from, as the case may be, the purchase price payable by the Buyer at the time of delivery of the deed. Notwithstanding any term or condition in this Agreement to the contrary, Seller and Buyer hereby acknowledge and agree that the Buyer shall be solely responsible for the payment of any betterment assessments related to the premises which become due and payable after the date of this Agreement regardless of the effective date of such betterment assessment or the fiscal year to which such betterment assessment applies and, to the extent the Seller has paid any portion of such betterment assessment prior to the Closing, the full amount so paid by Seller shall reimbursed to Seller by Buyer at the Closing. The Seller and Buyer hereby acknowledge and agree that the Town of Tyngsborough is or may be contemplating the imposition of a better assessment against the Premises related to sewage, drainage and sidewalks (the “Sewage Betterment Assessment”) and Buyer hereby acknowledges and agrees that if and/or when the Closing occurs, the Buyer shall be solely responsible for any and all costs related to the Sewage Betterment Assessment and any and all connection fees related thereto.

15. ADJUSTMENTS OR UNASSESSED AND ABATED TAXES. With the exception of any betterment assessments related to the premises (which shall be the sole responsibility of the Buyer as described in Section 14 above), taxes for the then current fiscal year shall be apportioned as of the day of performance of this agreement and the net amount thereof shall be added to or deleted from, as the case may be, from the purchase price payable by the Buyer at the time of delivery of the deed. If the amount of said taxes is not known at the time of the delivery of the deed, they shall be apportioned on the basis of the taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless herein otherwise agreed. Notwithstanding the foregoing, any apportionment must be made within six (6) months following the Closing and in no event shall either party have the right to obtain any amount from the other with respect to apportionment of taxes unless such party has made a written request to the other within such six (6) months following the Closing.

16. BROKER. Seller and Buyer warrant and represent to the other that it has dealt with no real estate agent or broker in connection with this transaction other than Transwestern/RBJ (the “Broker”) and agrees to defend (with counsel reasonably approved by the other), indemnify and hold harmless the other from and against any commission, fee, claim, loss, damage, cost or liability which may be asserted by any real estate agent or broker with which it has dealt in connection with this transaction other than the Broker. Seller hereby acknowledges and agrees that Seller shall be solely responsible for paying the Broker a commission or fee in connection with this transaction pursuant to a separate agreement. Seller and Buyer hereby acknowledge and agree that The Stubblebine Company has been involved in a potential transaction wherein a third party buyer will buy a portion of the premises from Buyer after the Closing. Buyer hereby acknowledges and agrees that Buyer shall be solely responsible for paying any commission or fee of The Stubblebine Company in connection with such transaction with such third party buyer pursuant to a separate agreement. In no event shall Seller be responsible for paying a commission or fee to The Stubblebine Company in connection with this transaction or such proposed transaction with such third party buyer. This paragraph will survive the delivery of the deed.

17. BUYER’S DEFAULT DAMAGES. If the Buyer shall fail to fulfill the Buyer’s agreements herein, all deposits made hereunder by the Buyer shall be retained by Seller as liquidated damages, as Seller’s sole and exclusive remedy at law, in equity or otherwise. The Buyer and Seller agree that in the event of default by the Buyer the amount of damages suffered by the Seller will not be easy to ascertain with certainty and, therefore, Buyer and Seller agree that the amount of the Buyer’s deposits represent a reasonable estimate of the damages likely to be suffered regardless of any future sale of the property.

18. SELLER’S DEFAULT DAMAGES. If Seller shall default in the performance of its closing obligations under this Agreement, or if the Closing shall fail to occur as a result of the Seller’s inability to deliver good, clear, marketable title or comply with the provisions of Paragraph 8 of this Agreement, then upon written notice of such default from Buyer to Seller and Escrow Agent, the Escrow Agent shall deliver all non-refundable Deposits plus all accrued interest thereon to Buyer, and notwithstanding the same, the Buyer shall be entitled to exercise any and all rights and remedies available to Buyer at law and in equity, including, without limitation, the right to commence an action for specific performance of this Agreement.

19. LIABILITY OF TRUSTEE, BENEFICIARY, ETC. If the Seller or Buyer executes this agreement in a representative or fiduciary capacity, only the entity represented shall be bound, and neither the Seller or Buyer so executing, nor any shareholder or beneficiary or any trust, shall be personally liable for any obligation, express or implied, hereunder.

20. SELLER’S REPRESENTATIONS: Subject to Sections 21 and 22 below, Seller hereby covenants, as of the date hereof and at the time of the closing, the following, each of which shall constitute and be determined as a condition of this Agreement:

(a)	Seller is the Owner of the premises, and the party executing this agreement is and shall be duly authorized to enter in this Agreement and bind their entity to the terms of the same and shall have approved such sale and waived any rights relating thereto and at the time of closing written evidence of such authority and power shall be presented and delivered to Buyer.

(b)	Seller represents and warrants that the premises shall be free and clear of leases and tenancies; provided, however, that Buyer acknowledges that Seller has disclosed to Buyer that there are existing minor encroachments by various abutters to the Premises that were disclosed by Buyer’s survey of the Premises conducted prior to the date of this Agreement. Seller shall have no obligation to remove or otherwise cure such encroachments.

(c)

Seller has no knowledge or knows of any circumstances, transactions or occurrences which would give rise to any liabilities, contingent or otherwise, relating to the premises that would be imposed on Buyer by third person(s), except as set forth in documents recorded in the chain of title to the premises, the Sewage

Betterment Assessment described in Section 14 above, or as specifically stated herein, including all local, state and federal permits and approvals, a certificate on the Buyer’s Final Environmental Impact Report for MEPA Project No. 14592 and approvals to provide municipal sewer service connections to the Premises necessary to develop the Premises.

(d)	Seller shall notify any and all such contractors at request of Buyer to cease any further delivery of supplies or performance of services except on the written direction of Buyer, so Buyer shall have no responsibility for continuing services. Buyer shall have the option of maintaining or assuming such contracts but shall have no obligation to do so.

(e)	Except for the Sewage Betterment Assessment as described in Section 14 above, the property and all assets are free from any and all liens or encumbrances and there are not any actions pending or contemplated which would render the Buyer subject to any liability, or cause the Buyer to lose possession of the same due to seizure or forfeiture by any federal, state or local bureau, department or agency.

(f)	To the best of Seller’s knowledge there are no underground storage tanks on the premises.

(g)	Seller has never stored oil or any hazardous substances on the premises other than in the ordinary cause of business and in full compliance with all applicable laws, and that it has never disposed of any oil or hazardous substances on the premises and that Seller is not aware of the generation, storage or disposal of such substances on the premises by anyone else. For purposes of this paragraph, “hazardous substances” shall be defined as set forth in the Comprehensive Environmental Response and Compensation Liability Act of 1980, as amended, 42 USC §9601, et seq. and regulations promulgated thereunder.

(h)	The premises are not served by a subsurface sewerage disposal system.

(i)	The Seller’s filing of a certificate of dissolution as referenced in Paragraph 22 herein shall not prevent Seller from performing the sale of the Premises on the terms and on the dates described herein.

(j)	The Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended.

21. SURVIVAL OF SELLER’S REPRESENTATIONS AND OBLIGATIONS. Seller and Buyer agree that Seller’s Representations set forth in Section 20 above and any other obligations of Seller which survive the Closing, shall survive Closing for a period of six (6) months (the “Survival Period”). Seller shall have no liability after the Survival Period with respect to Seller’s Representations set forth in Section 20 above or for any of Seller’s obligations which survive the Closing except to the extent that Buyer has delivered notice to Seller during the Survival Period and commenced litigation against Seller by filing and serving a lawsuit within thirty (30) days after the Survival Period for breach of any of Seller’s Representations set forth in Section 20 above and any other obligations of Seller which survive the Closing. Under no circumstances shall Seller be liable to Buyer for more than $75,000.00 (the “Liability Cap”) in any individual instance or in the aggregate for any breaches of Seller’s Representations set forth in Section 20 above and any obligations of Seller which survive the Closing. In the event that Seller breaches any representation contained in Section 20 and the Buyer had actual knowledge of such breach prior to the Closing, and elected to close regardless, Buyer shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

22. LIQUIDATION AND DISSOLUTION OF SELLER. Buyer acknowledges that Seller filed a certificate of dissolution with the Secretary of State of the State of Delaware pursuant to §275 of the Delaware General Corporation Law (the “DGCL”) on March 7, 2013 and that in connection therewith Seller is in the process of liquidating its assets and intends to distribute any excess cash to Seller’s stockholders as promptly as practicable in accordance with the DGCL. Buyer acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, Seller’s obligations under this Agreement shall in no way form the basis of any claim by Buyer or otherwise serve to prevent or delay Seller’s liquidation of assets and distributions to stockholders, including of the Purchase Price, following the Closing.

23. CONSTRUCTION OF AGREEMENT. This instrument, executed in multiple counterparts, is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract between the parties, is binding upon and enures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, successors and assigns, and may be canceled, modified or amended only by written instrument executed by both the Seller and the Buyer. If two (2) or more persons are named herein as Buyer or Seller their obligations hereunder shall be joint and several. The captions in this agreement are used only as a matter of convenience and are not to be considered a part of this agreement or to be used in determining the intent of the parties to it.

24. DILIGENCE. Buyer hereby acknowledges and agrees that the Buyer has had ample opportunity to conduct such tests, inspections, investigations, surveys and studies to determine the suitability and/or acceptability of the premises and Buyer is satisfied with same. The provisions hereof this Section 24 are not intended to waive any circumstance or the occurrence of any event taking place after the date of this Agreement with regard to the premises. In that regard, Seller shall continue to remain solely responsible for any circumstances or for the occurrence of any event arising after the date of this Agreement and prior to the closing such that Seller shall be required to cure such items at Seller’s sole cost and expense, prior to closing, excepting only for circumstances or events caused by Buyer; failing which, Buyer shall be entitled to terminate this Agreement upon five (5) business days advanced written notice to Seller, with all deposits to be returned to Buyer.

25. ACCESS. Buyer and Buyer’s agents shall have reasonable access to the premises throughout the term of this Agreement, during normal business hours, provided such access does not materially interfere with Seller’s use or occupancy of the premises and such access is for the purpose of the planning and preparation of Buyer’s proposed development of the premises or subsequent sale of the premises (or portion thereof) after the Closing. Buyer hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all claims, liabilities or penalties on account of or based upon any injury to any person or loss of or damage to any property arising out of or in connection with Buyer’s entry onto the Premises pursuant to this Section 25 (except if the injury, loss or damage is directly attributable to some negligent act or omission of Seller). The indemnity and insurance provisions of this paragraph shall survive the delivery of the deed or earlier termination of this Agreement.

26. PLANS, PERMITS, APPROVALS. The Seller and Buyer hereby acknowledge and agree that the Buyer has obtained, prior to the date of this agreement, various approvals, permits and entitlements from governmental authorities for the benefit of or applicable to the premises and, subject to the terms and conditions of this Section 26, the Buyer may pursue further approvals, permits and entitlements following the date of this Agreement, provided however, in no event shall the Buyer (or any party acting by or through the Buyer, including any proposed third-party buyer of a portion of the premises) submit for approval or consideration to any governmental authority, any request for approval, permit or entitlement, application, plan (including, without limitation any ANR plan), zoning application or request, or similar request pertaining to the premises without first obtaining the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall any ANR plan proposed by Buyer be recorded without Seller’s prior written consent, which consent may be withheld in its sole and absolute discretion (except for recording of same in connection with closing the transaction contemplated by this Agreement). Seller and Buyer hereby acknowledge and agree that in the event Buyer fails to fulfill its obligations under this Agreement and Seller terminates this Agreement as a result of such failure, so long as such failure by Buyer is not otherwise caused by the failure of Seller to fulfill its obligations hereunder, the Buyer shall provide Seller with copies of all engineering, studies, reports, plans, data and other work prepared in connection with Buyer’s investigation and permitting of the Premises (said studies, reports and plans to be free for all claims) and Buyer shall assign all of Buyer’s right, title and interest in and to such studies, reports, plans, approvals, permits and entitlements to the Seller. In the event such right, title and interest in and to such studies, reports, plans, approvals, permits and entitlements are held by any affiliate of Buyer or third party, so long as such failure by Buyer is not otherwise caused by the failure of Seller to fulfill its obligations hereunder, the Buyer shall cause such affiliate or third-party to assign such right, title and interest in and to such studies, reports, plans, approvals, permits and entitlements to Seller. Notwithstanding any term or provision in this Agreement to the contrary, the Buyer’s obligations under this Section 26 shall survive the termination of this Agreement.

27. NOTICES; FACSIMILES. All notices and correspondence with regard to this agreement shall be sent by facsimile (with confirmed receipt), mailed by registered or certified mail, return receipt requested, with all charges prepaid, or hand delivered, addressed as follows:

If to Buyer, to:

Scott J. Eriksen, Esq.

Perkins & Anctil, P.C.

6 Lyberty Way, Suite 201

Westford, MA 01886

Jeffrey M. Brown

General Counsel

Princeton Properties Mng. Inc.

1115 Westford Street

Lowell, MA 01851

(978) 458-8700

If to Seller, to:

The address set forth in Paragraph 1.

With a copy to:

Dain Torpy

745 Atlantic Avenue

Boston, MA 02111

Attention: Christopher J. Dole, Esq.

Email: cdole@daintorpy.com

Facsimile: 617-542-4808

Facsimiles of signatures shall be deemed originals for purposes of the execution of this agreement and any modification, extension or notice hereunder, provided the sender shall undertake promptly to deposit the original(s) thereof with the United States Postal Service, first class mail, postage prepaid, addressed to the recipient at the address(es) required above.

28. CONVEYANCING STANDARDS. Buyer’s performance hereunder is conditioned upon title to the premises being insurable on a standard ALTA form insurance policy at normal premium rates by companies licensed to do business in the Commonwealth of Massachusetts without exception for any matters not expressly permitted hereunder. Any dispute as to any title issue or conveyancing practice remaining unresolved at the scheduled time for performance under this Agreement shall be resolved in accordance with applicable Standards or Practices of the Real Estate Bar Association, formerly known as the Massachusetts Conveyancers Association, to the extent applicable.

29. INSURANCE AND RISK OF LOSS. Until the delivery and recording of the deed, Seller shall maintain fire and extended coverage insurance on the premises in an amount equal to the amount of existing coverage, if any, and the risk of loss shall remain with the Seller.

30. MARKETING. Buyer may, at Buyer’s sole cost and expense, at any time and from time to time during the term of this Agreement, actively market and advertise the premises, or any portion or subdivision thereof, for sale or lease by the Buyer. In accordance with any such marketing, the Buyer may erect signs on the premises, place advertisements and retain the services of a real estate broker. Any marketing, brokerage, or other agreement entered in by Buyer shall clearly state that Buyer is not the owner of the Premises and that Seller shall not have any obligation under any such agreement in the event the closing contemplated hereunder does not occur for any reason, even if all or a portion of the Premises is subsequently sold or leased to a party introduced to the Premises by a part to any such agreement. Buyer hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all claims, liabilities or penalties on account of or based upon any such agreement, and the foregoing agreement to indemnify shall survive the delivery of the deed or earlier termination of this Agreement.

31. ADJUSTMENTS. If any errors or omissions are found to have occurred in any calculations or figures used in the statement signed by the parties (or would have been included if not for any such error or omission) and notice hereof is given within two months of the date of delivery of the deed to the party to be charged, then such party agrees promptly to make a payment to correct the error or omission. Notwithstanding the foregoing, Buyer hereby acknowledges its obligations pursuant to Section 14 above with respect to any betterment assessments and agrees that Buyer shall be solely responsible for any betterment assessments related to the premises which become due and payable after the date of this Agreement regardless of the effective date of such betterment assessment or the fiscal year to which such betterment assessment applies.

32. SURVIVAL. Any obligations which, by their terms, are intended to survive the closing and the delivery and recording of the deed, shall so survive subject to the limitations set forth in Section 21 above.

33. SALE OF PORTION OF THE PREMISES TO THIRD PARTY. Seller and Buyer hereby acknowledge and agree that the Buyer intends to sell a portion of the premises to a third party buyer after the Closing of the transaction contemplated by this Agreement. Promptly upon execution of any agreement related to such intended sale, the Buyer shall provide Seller with a copy of same. In no event shall Seller be bound by any terms or conditions of such agreement or have any obligation with respect thereto, provided however, in the event the Buyer fails to fulfill its obligations under this Agreement, the Seller, in its sole and absolute discretion, may require the Buyer to assign its rights, as seller under such agreement with such third party or elect to sell the portion of the Premises described in such agreement with such third party upon terms and conditions as Seller may negotiate with the third-party Buyer.

34. DEPOSIT. All deposits made hereunder shall be held in an interest bearing escrow account by Fidelity National Title Insurance Company (“Fidelity” or “Escrow Agent”) subject to the terms of this agreement and shall be duly accounted for at the time for performance of this agreement. If Fidelity is made a party to any lawsuit by virtue of acting as escrow agent, Fidelity shall be entitled to recover reasonable attorney’s fees and costs which may be deducted from escrowed funds. Such fees and costs shall be assessed as court costs in favor of the prevailing party. Except in connection with the closing contemplated hereunder, in the event of any dispute over the release of the deposit, the deposit may only be released by mutual written agreement or pursuant to an order from a court of competent jurisdiction. Interest shall be equally divided at closing, otherwise the interest shall follow the deposit.

35. TITLE OBJECTIONS. Buyer shall undertake such examination of title to the Property that it deems necessary or appropriate during the next thirty (30) days. Buyer shall submit to Seller, no later than the thirtieth (30th) day following the date of this Agreement, such objections that Buyer shall have to the state of title to the Property that exist as of the date of the Title Commitment (the “Title Objections”). Within five (5) days of Seller’s receipt of Buyer’s Title Objections, Seller shall notify Buyer in writing (the “Seller’s Response to Title Objections”) of the matters described in the Title Objections which Seller is willing to use commercially reasonable efforts to cure, provided however, Seller shall have no obligation to cure any Title Objection unless (a) such matter is a monetary lien encumbering the Property, or (b) such matter is an easement, restriction, reservation, encumbrance or other matter which materially interferes with the proposed use of the premises for the development of a solar field, residential, commercial, recreational and industrial use as set forth in the MEPA permitting materials (EEA Number 14592 (a “Seller Title Cure Obligation”). If Seller fails to deliver Seller’s Response to Title Objections within such five (5) days from receipt of Buyer’s Title Objections or Seller does not, in Seller’s Response to Title Objections, agree to use commercially reasonable efforts to cure such matters described in the Title Objections which are Seller’s Title Cure Obligations, Buyer shall have the right to terminate this Agreement by delivering Seller written notice thereof within three (3) days of receipt of Seller’s Response to Title Objections in which event this Agreement shall terminate, be deemed null and void and all deposits (notwithstanding their designation as “nonrefundable”) shall be returned to Buyer without further recourse to either party (except with respect to such obligations which are intended to survive the termination of this Agreement). If Buyer fails to deliver such notice of termination within three (3) days of receipt of Seller’s Response to Title Objections, Buyer shall be deemed to have accepted any and all matters of title to the Property, unless a Title issue appears on record after the date of Buyer’s Title Commitment described above and such Title issue is a Seller Title Cure Obligations. Further, Buyer shall be deemed to have accepted any and all matters of title to the Property that is not included as a Title Objection or is not a Seller Title Cure Obligation, unless a Title issue appears on record after the date of Buyer’s Title Commitment described above and such Title issue is a Seller Title Cure Obligations. Notwithstanding any term or condition of this Agreement to the contrary, if Seller has agreed to use commercially reasonable efforts to cure a Seller Title Cure Obligation and such matter has not been cured by the Closing, Buyer shall not have any obligation to consummate the transaction contemplated by this Agreement until such matter has been cured.

36. ENTIRE AGREEMENT. The terms of this agreement supersede all prior agreements and other understandings between the parties and represent the complete and full agreement of the parties hereto except modified or altered by written instrument signed by all parties hereto. The Seller and Buyer hereby acknowledge and agree that all prior agreements with respect to the premises, including without limitation that certain purchase and sale agreement dated October 29, 2009, as previously amended and that certain Restated Purchase and Sale Agreement dated March 24, 2013 have been terminated, are null and void and have no further force or effect.

37. CHANGES TO THIS AGREEMENT. Any and all changes to this purchase and sale agreement, including changes to plans and specifications, must be in writing signed by both parties to this agreement.

38. SELLER CLOSING DOCUMENTATION. The Seller shall sign and deliver to the Buyer at the closing (i) the Deed, (ii) a non-foreign certification under Internal Revenue Code Section 1445 and the applicable Treasury Regulations certifying that Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended, (iii) a title insurance parties-in-possession and mechanic’s lien affidavit in customary form as is reasonably requested by Buyer’s title insurance company, (iv) a Certificate of Good Standing for Seller issued by the Secretary of State for the State of Delaware, (v) a Certificate of Good Standing for

Seller issued by the Secretary of State for the Commonwealth of Massachusetts, and (vi) such other affidavits and certificates as shall be customary in the Greater Boston metropolitan area for a Seller of commercial property to execute and deliver at such closing as is reasonably requested by Buyer’s title insurance company.

[Signatures appear on the following page(s)]

Executed as a sealed instrument this 10th day of October, 2014.

SYCAMORE NETWORKS, INC. - Seller		PRINCETON TYNGSBOROUGH COMMONS LLC - Buyer

BY:	/s/ David Guerrera	BY:	Princeton MGR Inc., its Manager
David Guerrera, President & General Counsel

		BY:	/s/ Jeffrey M. Brown
		TITLE:	Jeffrey M. Brown, General Counsel
As duly authorized and not individually